Exhibit 99.1

Company Contact: Robert Stern (ras@micruscorp.com) Executive Vice President Micrus Endovascular Corporation (408) 433-1400	Investor Contact: Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) Lippert/Heilshorn & Associates, Inc. (310) 691-7100
For Immediate Release
MICRUS ENDOVASCULAR REPORTS 32% FIRST QUARTER REVENUE GROWTH
Affirms Fiscal 2008 Revenue Guidance
Conference Call Begins at 10:30 a.m. Eastern Time Today
SAN JOSE, Calif. (August 7, 2007) — Micrus Endovascular Corporation (Nasdaq: MEND) today announced financial results for the three months ended June 30, 2007.
Micrus reported record quarterly revenues for the first quarter of fiscal 2008 of $16.8 million, an increase of 32%, compared with revenues of $12.7 million for the first quarter of fiscal 2007. Higher revenues resulted primarily from an increase in sales of microcoil and non-embolic products. Revenues from the Americas grew 44% to $9.5 million and European revenues increased 57% to $5.9 million, both compared with the first quarter of fiscal 2007. Revenues from Asia Pacific were $1.4 million, and included sales of $1.1 million to the Company’s distributor in Japan, compared with revenues of $2.4 million for the comparable quarter in fiscal 2007, which included initial sales of $2.2 million to the Company’s distributor in Japan.
“We are pleased to report another quarter of sequential and record revenues based on continued solid execution of our growth strategy,” said John Kilcoyne, president and CEO. “Important in this strategy is the introduction of new products. During the quarter, we introduced two important new products — the Cashmere™ microcoil system and our highly-anticipated ENZO™ steerable microcatheter. The ENZO, which has been launched on a limited basis, has been very well received and we plan a worldwide introduction later this calendar year.
“We expect strong revenue growth and market share gains throughout fiscal 2008, with greater acceleration in the second half of the fiscal year, through a number of catalysts. These include expansion into the Chinese market and broadening our current product offering in Japan to incorporate stretch-resistant and Cerecyte® microcoils. We also expect to continue to introduce, license or acquire new products that offer clinical advantages in the treatment of both hemorrhagic and ischemic stroke,” Mr. Kilcoyne added.
First Quarter Financial Results
Gross margin for the first quarter of fiscal 2008 was 78%, up from 74% for the first quarter of fiscal 2007. The increase in gross margin was due primarily to increased sales of higher-margin products and to certain manufacturing efficiencies, partially offset by distributor sales with lower margins. Non-cash stock-based compensation expense included in cost of goods sold was $116,000 and $27,000 for the first quarters of fiscal 2008 and 2007, respectively.
Research and development (R&D) expenses for the first quarter of fiscal 2008 were $2.0 million, compared with $2.8 million for the comparable period in the prior fiscal year. The reduction was mainly due to a $1.5 million milestone payment related to Vascular FX in the first quarter of fiscal 2007 partially offset primarily by an increase in headcount in the first quarter of fiscal 2008. Non-cash stock-based compensation expense included in R&D was $112,000 and $43,000 for the first quarters of fiscal 2008 and 2007, respectively.
Sales and marketing expenses for the first quarter of fiscal 2008 were $6.7 million, up from $5.8 million for the first quarter of fiscal 2007. The increase was mainly due to higher personnel and travel costs due to increased headcount, an increase in costs associated with meetings, training and conferences, costs related to the randomized post-marketing study of Cerecyte products, as well as an increase in sales incentives and commissions on higher levels of sales. Non-cash stock-based compensation expense included in sales and marketing was $245,000 and $216,000 for the first quarters of fiscal 2008 and 2007, respectively.
General and administrative expenses for the first quarter of fiscal 2008 were $6.1 million, compared with $4.4 million for first quarter of fiscal 2007. The increase was mainly due to higher finance and administrative personnel costs due to increased headcount, an increase in stock-based compensation and an increase in legal fees primarily associated with the Company’s FCPA compliance. Non-cash stock-based compensation expense included in general and administrative was $583,000 and $154,000 for the first quarters of fiscal 2008 and 2007, respectively.
The net loss for the first quarter of fiscal 2008 was $1.4 million, or $0.09 per share on 15.3 million weighted-average shares outstanding. The net loss for the first quarter of fiscal 2008 included $1.1 million, or $0.07 per share, of non-cash stock-based compensation expense. The net loss for the first quarter of fiscal 2007 was $3.0 million, or $0.21 per share on 14.2 million weighted-average shares outstanding. The net loss for the first quarter of fiscal 2007 included $440,000, or $0.03 per share, of non-cash stock-based compensation expense.
As of June 30, 2007, Micrus had cash and cash equivalents of $28.6 million, compared with $34.5 million as of March 31, 2007. As of June 30, 2007, Micrus had stockholders’ equity of $56.4 million, working capital of $39.5 million and no long-term debt.
Fiscal 2008 Revenue Guidance
Micrus today affirmed its revenue guidance for fiscal 2008. The Company expects fiscal 2008 revenues to be in the range of $80 million to $85 million, reflecting growth of 36% to 45%, compared with fiscal 2007 revenues. This guidance reflects the Company’s expectations that fiscal 2008 revenues will be largely due to sales of microcoils, with modest contribution from sales of catheters, guidewires and stents.
Conference Call
Micrus management will host an investment-community conference call today beginning at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) to discuss these results and answer questions. Individuals interested in participating in the conference call may do so by dialing (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 10635502. A webcast replay will be available for 30 days.

About Micrus Endovascular Corporation
Micrus develops, manufactures and markets both implantable and disposable medical devices used in the treatment of neurovascular diseases. Micrus products are used by interventional neuroradiologists and neurosurgeons to treat hemorrhagic and ischemic stroke, two of the most significant causes of death worldwide. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the arterial system. For the treatment of hemorrhagic stroke Micrus markets proprietary, three-dimensional microcoils, which are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells stents for the treatment of ischemic and hemorrhagic stroke and access products such as guidewires and catheters, which are used in conjunction with neurovascular procedures. For more information, visit www.micruscorp.com.
Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the continued growth in embolic coiling as a procedure to treat cerebral aneurysms, the Company’s involvement in patent litigation with Boston Scientific Corporation, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed in the Company’s risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and other filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
[Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Statement of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2007	2006

Revenues	$16,790	$12,683

Cost of goods sold	3,735	3,262

Gross profit	13,055	9,421

Operating expenses:
Research and development	1,965	2,754
Sales and marketing	6,685	5,797
General and administrative	6,101	4,449

Total operating expenses	14,751	13,000

Loss from operations	(1,696)	(3,579)

Interest and investment income	360	379
Other income, net	78	204

Loss before income taxes	(1,258)	(2,996)
Provision (benefit) for income taxes	135	(37)

Net loss	$(1,393)	$(2,959)

Net loss per share:
Basic and diluted	$(0.09)	$(0.21)

Weighted-average number of shares used in per share calulations:
Basic and diluted	15,291	14,226

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	June 30,	March 31,
	2007	2007

ASSETS
Current Assets:
Cash and cash equivalents	$28,558	$34,536
Accounts receivable, net	9,014	8,168
Inventories	10,378	9,049
Prepaid expenses and other current assets	1,809	1,442

Total current assets	49,759	53,195

Property and equipment, net	4,814	4,648
Goodwill	5,552	5,552
Intangible assets, net	8,928	9,405
Other assets	285	297

Total assets	$69,338	$73,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,845	$1,660
Accrued payroll and other related expenses	4,076	6,145
Accrued liabilities	4,337	6,288

Total current liabilities	10,258	14,093
Other non-current liabilities	2,646	2,710

Total liabilities	12,904	16,803

Stockholders’ Equity:
Common stock	153	152
Additional paid-in capital	113,441	111,920
Deferred stock-based compensation	(111)	(164)
Accumulated other comprehensive loss	(554)	(512)
Accumulated deficit	(56,495)	(55,102)

Total stockholders’ equity	56,434	56,294

Total liabilities and stockholders’ equity	$69,338	$73,097

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